Exhibit 10.5
[LOGO]
Light Years Ahead.
June 2, 2006
Mr. John Scribante
Dear John,
As you know, we must significantly increase sales if we are to continue to maximize profits and increase the share value of our stock. As of April 16, 2006, your new compensation plan details are as follow:

Job Title:	Senior Vice President — Business Development

Base Salary:	$150,000

Travel expenses:	Ordinary, customary and usual business expenses reimbursed using expense reporting procedure in compliance with company policy. The vehicle allowance terminated as of May 15, 2006. As of May 16, 2006, actual mileage will be paid at the rate of 40.5¢ per mile.

Benefits:	Continued reimbursement of actual costs of maintaining private FSA, health insurance and disability insurance in lieu of participating in the similar plans sponsored by Orion not to exceed costs of participation in the Orion sponsored plans. Participation in all other employee benefit plans subject to meeting eligibility requirements. Three weeks of vacation per year continues.

Stock options:	Additional 100,000 options at $2.50 per share, subject to standard five year vesting schedule, issued post April 1, 2006 two for one stock split.

Fiscal year incentive	Up to 100% of base salary payable July 31 following the end of the fiscal year if the following company sales performance goals are attained for the fiscal years ending March 31:

	2007	2008	2009
Sales	$70MM	$100MM	$130MM

If 75%, but not 100%, of the above sales goals are met, the Board of Directors, in it sole discretion, may award a bonus of up to 60% of the amount otherwise due upon meeting that goal.

Confidentiality, Intellectual Property & Non Compete	Compensation program is contingent upon your execution of the enclosed agreement
ORION ENERGY SERVICES
1204 Pilgrim Road    Plymouth, Wisconsin 53073    www.oriones.com    pm 800 660 9340    fx 877 811 9350

To be eligible and remain eligible for this bonus, you must comply with company policies related to pricing and margins, calendar management and daily activity reports as well as other management expectations as established and communicated from time-to-time. If you do not comply with such requirements and expectations, you may not qualify for this bonus.
All prior commission plans will be replaced with this new plan.
This program does not alter your status as an Employee at Will of Orion Energy Systems, Ltd. Should your employment terminate for any reason, you will not participate in this bonus arrangement.
Provided you have completed 12 months of continuous service at Orion, you will be paid any unused vacation upon resignation (with at least 2 weeks notice to the company), lay off, retirement or death. You will not receive pay for any unused vacation if you do not give at least a 2-week notice upon resignation or retirement or are discharged.
Please acknowledge receipt of this program by your signature below.

/s/ Neal Verfuerth	5/31/06

Neal Verfuerth Orion Energy Systems, Ltd.	Date
/s/ John Scribante	5/31/06

John Scribante	Date